Exhibit No. 4.4
                 Form of Non-Qualified Stock Option Certificate

                       NONSTATUTORY STOCK OPTION AGREEMENT
                                      UNDER
                        ELECTRONIC CONTROL SECURITY INC.
                         NONSTATUTORY STOCK OPTION PLAN

      AGREEMENT made this 16th day of November, 1999 between ELECTRONIC CONTROL SECURITY INC., (the "Company") a New Jersey corporation, and GENE RABOIS, 29 Jonathan Drive, Edison, NJ 08820 (the "Optionee"), a consultant to the Company or one of its parent or subsidiary corporations.

      WHEREAS, the Board of Directors of the Company has determined to grant the option provided for herein to the Optionee, and the Optionee has accepted the same within thirty days of the date first above written as evidenced by his dated signature hereafter.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Grant of Option.

            The Company grants to the Optionee the right and option to purchase from the Company, on the terms and conditions hereinafter set forth, all or any part of an aggregate of fifty thousand (50,000) shares of the authorized but unissued Common Stock of the Company, at the purchase price of $.30 per share, as the Optionee may from time to time elect, exercisable at the time for the number of shares as follows:

            (a) on or after January 2, 2000 to and including January 1, 2001, 25,000 shares;

            (b) on or after January 2, 2001 to and including January 1, 2002, 25,000 shares;

            (c)   on or after ________, _____ to and including ____________,
                  ___________ _________ shares; and

            (d) on or after ______________, _______ to and including ______________ _______ (hereinafter referred to as the "terminal date") 50,000 shares. Except as otherwise provided herein, if the Optionee does not purchase in a specified period the full number of shares to which he is entitled, he may purchase such shares in the subsequent period in addition to the shares which he would otherwise be entitled to purchase in such subsequent period. No partial exercise of such option shall be for less than 1,000 full shares and in no event shall the Company be required to issue fractional shares. Anything contained herein to the contrary notwithstanding, if the Optionee shall be, as of the date hereof, a non-employee director of the Company, options granted hereunder shall not be exercisable earlier than one year from the date hereof; thereafter, such options may be exercised only in installments of no more than 25% per year and such options shall be exercisable only within five years from the date hereof.

      2. Method of Exercise.

            The option granted hereunder shall be exercisable from time to time, as hereinabove provided, by payment to the Company in cash of the purchase price of the shares which the Optionee shall then elect to purchase or pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, by delivery to the Company of such number of shares of the Company's Common Stock having a fair market value (as determined by the Committee) equal to said purchase price. The Company shall not be required to issue or deliver any certificate or certificates for shares of the Company's Common Stock purchased from time to time upon exercise of the option granted hereunder until the conditions set forth in Paragraph 8 hereof are satisfied. In addition, the Optionee shall promptly pay upon notification of the amount due and prior to, or concurrently with, the delivery to the Optionee of a certificate representing such shares any amount necessary to satisfy applicable federal, state or local tax requirements. Payment for the shares shall be accompanied by a written request for the shares to be purchased and such payment and written request shall be directed to the Treasurer of the Company.

      3. Termination of Option.

            The option an all rights granted hereunder, to the extent such rights have not been exercised, shall terminate and become null and void on the terminal date or sooner upon the Optionee's ceasing to be a consultant to the Company, its parent or subsidiary corporations (or by a corporation or subsidiary of such corporation issuing a new stock option or assuming such stock option in a transaction to which Section 425 of the Code is applicable), unless
(i) such cessation shall be because of (a) involuntary termination which the Board of Directors in its sole discretion shall determine to be without cause,
(b) voluntary resignation (which must be with the consent of the Board of Directors) or (c) retirement in accordance with and as permitted by the terms and conditions of a retirement plan adopted by the Company, its parent or subsidiary corporations, in which case the option shall be exercisable within a period of three months following the cessation date, or (ii) such cessation shall be because of disability or death (or death shall occur within three months of such cessation), in which case the option shall be exercisable within a period of one year following the cessation date by the Optionee, his guardian of legal representative in the case of disability, or the estate of the Optionee or by the person or persons to whom the Optionee's rights under the option shall pass by the Optionee's will or the laws of descent and distribution in the case of death; provided, however, that an option may be exercised only to the extent it was exercisable by the Optionee on the date of his ceasing to be a director or employee and in no event may an option be exercised after the expiration date thereof.

      4. Limitation upon Transfer.

            During the lifetime of the Optionee the option and all rights granted hereunder shall be exercisable only by the Optionee or by his guardian or legal representative and except as otherwise provided in Paragraph 3 hereof, the option and all rights granted hereunder shall not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of such option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option or such rights, such option and such rights shall immediately become null and void.

      5. Adjustments in Case of Changes in Stock.

            In the event there is any change in the Common Stock of the Company by reason of a stock dividend paid with respect to the Common Stock of the Company, or a recapitalization, a reclassification, a stock split or a combination of shares with respect to such Common Stock, or if the outstanding Common Stock of the Company should, by reason of a merger, consolidation, acquisition of stock or property, separation, reorganization or liquidation to which the Company is a party, be exchanged for other shares of the Company or of another corporation which is a party to such transaction, the number of shares which may be made subject to option and issued under the Plan shall be adjusted as the Board of Directors of the Company shall determine to be appropriate to reflect the change or exchange. In the event of any such change or exchange, the option which has been granted hereunder shall apply to the shares into or for which the Common Stock covered by the options would have been changed, and the option price per share shall be adjusted, as the Committee shall determine to be appropriate.

      6. Listing and Registration of Shares.

            The Company shall not be required to issue or deliver any shares of stock upon the exercise of this option prior to (a) the admission or such shares to listing on any stock exchange on which the Company's Common Stock may then be listed, and (b) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Company shall determine to be necessary or advisable. The Company shall not be required to issue or deliver any shares of stock upon the exercise of an option free of transfer restrictions, of any kind or character, imposed under applicable state or federal law, rules or regulations.

      7. Stock as Investment.

            By accepting this option, the Optionee acknowledges for himself, his heirs, and legatees that any and all shares purchased hereunder shall be acquired for investment and not for distribution, and prior to the issuance and delivery of any or all of the shares subject to the option granted hereunder, the Optionee's or his heirs or legatees receiving such shares, shall, if the Optionee shall so request, deliver to the Optionee a representation in writing that such shares are being acquired in good faith for investment and not for distribution.

      8. Rights as Shareholder.

            Neither the Optionee's nor is heirs, legatees, guardians or legal representatives shall be or have any rights or privileges of a shareholder of the Company in respect of shares to be issued and delivered upon exercise of the option granted hereunder unless and until certificates representing such shares shall have been issued, executed, delivered and registered on the Company's transfer books.

      9. Interpretation.

            In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. This Agreement shall not be effective unless and until the Plan is effective.

      10. Binding Effect.

            This Agreement shall be binding upon and inure to the benefit of the Optionee and the Company and its successors if executed by the Optionee within thirty days after the date first above written which date first above written is the date of the granting of the option by the Committee. If the Optionee shall fail to execute this Agreement within said thirty day period, his option shall automatically be terminated.

            Nothing herein contained shall confer upon the Optionee any right with respect to continuous employment by, or service as a director or consultants of, the Company or its parent or subsidiary corporations, nor interface in any way with the right of the Company or its parent or subsidiaries to terminate the Optionee's employment or change his compensation at any time.

            IN WITNESS WHEREOF, the Company had caused this Agreement to be executed by its President or one of its Vice Presidents and the same has been ratified by a member of the Committee, all as of the day and year first above written.

                                           ELECTRONIC CONTROL SECURITY, INC.


                                           By: /s/ [Illegible]
                                               ------------------------------
                                               President

                                           Optionee:

                                           /s/ Gene Rabois
                                           ----------------------------------

                                           Name:       Gene Rabois

                                           Address:    29 Jonathan Drive

                                                       Edison, NJ 08820